Exhibit 10.53
[Brookdale Letterhead]

March 23, 2018

Teresa Sparks

Dear Teresa,

We are pleased to extend you an offer to join Brookdale as Interim Chief Financial Officer at our Brentwood office starting on March 28, 2018. We are excited about you joining the Brookdale team and look forward to a mutually rewarding experience. The details of your employment offer are as follows:

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As you know, Brookdale intends to conduct a search for a permanent Chief Financial Officer, and it is expected that your service as Interim Chief Financial Officer will terminate at such time that a permanent Chief Financial Officer candidate starts employment with Brookdale. The parties acknowledge that your employment with Brookdale, if accepted, will be considered “at will” and may be terminated by you, or by Brookdale, with or without cause and with or without notice at any time.

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This offer is contingent upon the favorable outcome of final reference checks, a background investigation, completion of an officers’ questionnaire and an auditor’s questionnaire, a pre-employment drug screen and approval of the Compensation Committee of the Board of Directors. If there is a failure with regard to any one or more of these three items, this offer may be rescinded.

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Your bi-weekly salary will be $19,230.76 (equivalent to $500,000 annually), and you will be paid every other Friday. Your full-time position is considered exempt and you are not eligible for overtime compensation or any other benefits, except as set forth herein.

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You will be eligible to participate in a cash bonus program to be established for your role, with such bonus amounts targeted at 100% of your base salary earned during your tenure as Interim Chief Financial Officer. The bonus will be paid subject to your fulfillment of individual objectives and on timing that will be mutually agreed upon within two weeks of your starting date.

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Due to the interim nature of this position, you will not be provided with relocation assistance nor will you be eligible to participate in the 2018 annual cash incentive plan applicable to other senior executives, the Brookdale 2014 Omnibus Incentive Plan, the Brookdale Retirement Savings Plan or the Brookdale welfare plans which include but are not limited to the medical, dental, vision, life and disability insurance programs. You will begin with five (5) days of accrued paid-time off and will accrue paid-time off per Brookdale’s policy.

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Brookdale is a drug and alcohol free workplace. Brookdale will perform drug and alcohol testing as set forth in its Drug and Alcohol Free Workplace Policy and consistent with all federal, state, and local laws. Failure of any drug or alcohol screen may result in disciplinary action, up to and including termination of your employment.

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Brookdale may perform ongoing criminal background screenings to ensure that its associates are compliant with laws regarding convictions and pending charges. As a condition to your employment or continued employment, you may be asked to sign a release for Brookdale to obtain criminal background checks. If you refuse to sign the release, it will be grounds for immediate termination. In the event certain criminal convictions appear on your record, you understand that you may be considered unemployable by Brookdale. A failure to report a conviction may result in disciplinary action, up to and including termination. You agree to report any new felony or misdemeanor convictions, beyond minor traffic violations, occurring after your hire to your supervisor.

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This offer supersedes all previous offers. Please understand that the terms stated herein are the only terms being offered to you. Nothing contained in this letter or in any other written or oral communication made prior to the date of this letter should be considered or interpreted in any manner as a contract or agreement of employment.

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By signing below and accepting the position described herein, you agree to abide by Brookdale’s policies regarding confidentiality and the protection of proprietary information and trade secrets (including those set forth in Brookdale’s Code of Business Conduct and Ethics) which have been made available to you. These obligations will survive the termination of your employment.

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You will be expected to execute a copy of the Brookdale Dispute Resolution Agreement in the online onboarding process, a copy of which has been made available to you.  Execution of that Agreement is a condition of employment at Brookdale.

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Your employment will be subject to all of Brookdale’s employment policies and procedures, including Brookdale’s Associate Handbook, Code of Business Conduct and Ethics, and Code of Ethics for Chief Executive and Senior Financial Officers, each as may be amended, modified or supplemented from time to time.

Teresa, all of us on the Brookdale team look forward to working with you! If there is anything I can do during your employment with Brookdale, please let me know. Please affirm your acceptance of this offer by signing in the space below and returning one signed original copy to me.

Sincerely,

/s/ Lucinda M. Baier
Lucinda M. Baier
President and Chief Executive Officer

ACCEPTED: /s/ Teresa F. Sparks                    DATE: 3/26/2018

This offer letter contains only the highlights of the Brookdale benefits and compensation programs and is subject to periodic review and modification. Each plan is governed by an official plan document. In case of any conflict between this offer letter and an official document, the plan document will be the final authority. For more detailed information about the benefit or compensation plans, contact your human resources representative or call the Brookdale Benefits Department.

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